Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces Resignation of Trustee Effective January 31, 2006

MESA OFFSHORE TRUST
JPMorgan Chase Bank, N.A., Trustee	PRESS
RELEASE
AND NOTICE TO UNITHOLDERS

For Immediate Release

MESA OFFSHORE TRUST (OTC Symbol - MOSH) - Austin, Texas, November 30, 2005. JPMorgan Chase Bank, N.A. announced today that it will resign as Trustee of Mesa Offshore Trust effective on January 31, 2006, or such earlier date (on a business day not less than 30 days after this notice is mailed) as a successor Trustee is appointed in accordance with the Royalty Trust Indenture dated as of December 1, 1982 (the “Indenture”).  This resignation is being made by the Trustee in accordance with Section 6.03 of the Indenture.

The Trustee is not calling a meeting of unitholders at this time to appoint a successor Trustee as JPMorgan Chase Bank, N.A. will not recommend a successor Trustee for such appointment.  Certificate Holders (as defined in the Indenture) owning not less than 10% in number of the units represented by the then outstanding certificates may call a meeting in accordance with Section 8.02 of the Indenture and recommend a qualified successor Trustee.  Section 6.05 of the Indenture provides that a Trustee shall be a bank or trust company having its principal office in the State of Texas or elsewhere and having capital, surplus and undivided profits of at least $100,000,000.

In the event that a vacancy in the position of Trustee continues for 60 days, Section 6.05 of the Indenture provides that a successor Trustee may be appointed by any State or Federal District Court holding terms in Houston, Harris County, Texas, upon the application of any Certificate Holder.  In the event that any such application is filed, such court may appoint a temporary Trustee at any time after such application is filed with it which shall, pending the final appointment of a Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, consistent with the provisions of the Indenture.

Unitholders who have questions may contact Georgeson Shareholder Communications or the Trustee.

Contact:	Mesa Offshore Trust
Georgeson Shareholder Communications
1(888) 867-7092
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

700 Lavaca Austin, TX 78701